SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

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Date of Report:  September 26, 2005

PACER HEALTH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	0-28729	11-3144463
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7759 N.W. 146th Street

Miami Lakes, Florida 33016

(Address of principal executive offices)

(305) 828-7660

(Registrant's Executive Office Telephone Number)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

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ITEM 8.01  OTHER EVENTS

On September 26, 2005, Pacer Health Corporation (“Pacer”) issued a press release with respect to damage caused by Hurricane Rita to Pacer’s facilities in located Southwestern Louisiana: South Cameron Memorial Hospital & Rural Health Clinic, located in Cameron, Louisiana, and Calcasieu Oaks Geriatric Psychiatric Hospital, located in Lake Charles, Louisiana.

EXHIBIT	DESCRIPTION
Exhibit 99.1	Press Release, dated September 26, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005	PACER HEALTH CORPORATION

By: /s/ Rainier Gonzalez
Name: Rainier Gonzalez
Its: President and Chief Executive Officer

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EXHIBIT 99.1

Press Release	Source: Pacer Health Corporation

Pacer Health Corporation Reports Interruption of Services in Louisiana Following Hurricane Rita
Monday September 26, 10:51 am ET

MIAMI--(BUSINESS WIRE)--Sept. 26, 2005--Pacer Health Corporation (OTCBB:PHLH - News), an owner-operator of acute care hospitals and psychiatric care facilities, today reported that Hurricane Rita, the second devastating hurricane to strike the Gulf Coast in less than a month, has inflicted severe damage to both Pacer Health facilities in southwestern Louisiana: South Cameron Memorial Hospital & Rural Health Clinic, located in Cameron, Louisiana, and Calcasieu Oaks Geriatric Psychiatric Hospital, located in Lake Charles.

All patients from South Cameron Memorial Hospital, which also included housed evacuees with special needs and their family members following Hurricane Katrina, were evacuated well ahead of the impending Hurricane Rita. A preliminary assessment by emergency officials in Cameron Parish has revealed substantial structural damage to South Cameron Memorial Hospital, with a detailed assessment by hospital management scheduled to take place immediately upon the staff's return to the affected area. A precise timetable for reopening of South Cameron Memorial Hospital remains undetermined, though Pacer Health management is committed to limiting any interruption of service by establishing temporary facilities as soon as possible.

In Lake Charles' Calcasieu Oaks Geriatric Psychiatric Hospital, all patients also were evacuated safely. A preliminary inspection by Pacer Health staff has revealed some structural damage to the hospital, with minimal impact anticipated for the most essential hospital services. Pacer Health management has set an aggressive timetable to reopen Calcasieu Oaks Geriatric Psychiatric Hospital within four weeks, or as soon as state and local officials determine it is safe to do so.

"Our hospital management teams have trained for emergency situations such as this," said Rainier Gonzalez, chairman and CEO of Pacer Health. "We are now engaged in fully assessing the damage to our facilities to determine when we may immediately restore healthcare services to these affected areas. We are committed that when Cameron Parish reopens, South Cameron Memorial Hospital will be there to provide medical services, as it has for more than 40 years."

"We also would like to extend our heartfelt thanks to all the staff at Valley View Regional Hospital in Ada, Oklahoma. Valley View has taken in our patients, and its employees have opened their homes to our staff and their families, many of which have traveled with our patients. The staff of Valley View has inspired us with their kindness and warmed us with their generosity in this time of need," added Gonzalez.

South Cameron Memorial Hospital is a 25-bed acute care facility that offers a wide array of quality health and medical services including emergency room, in-patient, and skilled nursing care. The hospital maintains sole community provider status in Cameron Parish, Louisiana and also serves the area's several thousand oil and gas exploration personnel, commercial and recreational fishermen.

Calcasieu Oaks Geriatric Psychiatric Hospital provides short term acute care to patients ages 50 and over in rural Southwestern Louisiana. It is a 24-bed, 24-hour hospital that assesses the mental health and medical status of mature adults, and provides short-term acute care to individuals with emotional and behavioral disorders. The facility offers both private and semi-private rooms and is equipped with a spacious family room.

About Pacer Health Corporation

Pacer Health Corporation is an owner-operator of acute care hospitals, medical treatment centers, and psychiatric facilities, primarily serving the growing senior citizen population and non-urban areas throughout the Southeast. Shareholders are encouraged to visit the company's web site at http://www.pacerhealth.com and register to receive Pacer Health news updates.

Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Pacer Health disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies.

Contact:

Pacer Health Corporation, Miami

Tina Vidal, 305-828-7660

tvidal@pacerhealth.com

Source: Pacer Health Corporation

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